EXHIBIT 23.2

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the incorporation by reference in the Amendment No. 3 to the Registration Statement on Form S-4 of Iberdrola USA, Inc. of our report dated February 26, 2015 relating to the financial statements, financial statement schedules and the effectiveness of internal control over financial reporting, which appears in UIL Holdings Corporation’s Annual Report on Form 10-K for the year ended December 31, 2014. We also consent to the reference to us under the heading “Experts” in such Registration Statement.

/s/ PricewaterhouseCoopers LLP

Boston, MA

November 6, 2015